Exhibit 10.1
POWER PURCHASE CONTRACT
BETWEEN
NORTHEAST NEBRASKA PUBLIC POWER DISTRICT
AND
SIOUXLAND ETHANOL, LLC
THIS AGREEMENT, made and entered into as of the first day of April, 2007, by and between Northeast Nebraska Public power District (hereinafter called the “District’), a public power district organized under the laws of the State of Nebraska, and Siouxland Ethanol, LLC (hereinafter called, “Siouxland Ethanol”), a limited liability company authorized to conduct business under the laws of the State of Nebraska.
WHEREAS, the District is the owner and operator of certain electric transmission and distribution facilities primarily located in it’s certified service area within the State of Nebraska, and used for the sale of retail electric power and energy, and
WHEREAS, Siouxland Ethanol is the owner of certain facilities, and desires retail electric service at their ethanol processing plant located near Jackson, Nebraska, and
WHEREAS, the District presently has the necessary facilities and contractual arrangements to make retail power and energy available at the site to Siouxland Ethanol.
NOW, THEREFORE, IT IS AGREED between the District and Siouxland Ethanol that the District will sell, and Siouxland Ethanol will buy, Siouxland Ethanol’s electric power and energy requirements for the District under the following terms and conditions:
ARTICLE I
SERVICE CHARACTERISTICS
1.01	Service hereunder shall be provided on or before April 1, 2007, and in the form of three- phase, alternating current at a frequency of approximately 60 hertz at 69,000 volts. Service under this Agreement is limited to a maximum demand of 8,250 kW.
1.02	Where Siouxland Ethanol’s use of electric service is intermittent or causes unusual fluctuations, including but not limited to harmonics, flicker, voltage dips and spikes, phase imbalances, or other detrimental effects on the service supplied to other customers of the district and other power suppliers, the District reserves the right to require Siouxland Ethanol to furnish, install, and maintain, at Siouxland Ethanol’s expense, suitable corrective equipment which will limit or eliminate such fluctuations or disturbances in a reasonable manner. These fluctuations shall not exceed the recommended ANSI/IEEE Standards relevant to this service and outlines in Exhibit “C”. In addition to said standards, due to the operating constraints of the District’s load control equipment, Siouxland Ethanol agrees that as a result of its operations, the 5th harmonic shall not exceed 2% and the 7th harmonics shall not exceed 1% at the District’s Point of Delivery.

1.03	The District, upon request, may advise Siouxland Ethanol with regard to the use of corrective equipment necessary to limit fluctuations and disturbances on the District’s system or to improve the power factor of the Siouxland Ethanol’s load. The District shall not assume responsibility for the installation or maintenance of corrective equipment.
1.04	The District shall not be held responsible for the damage to motors or other current- consuming equipment resulting from any phase reversals, single-phasing of three-phase service, or other similar conditions where the conditions occur beyond the District’s control.
1.05	Siouxland Ethanol shall indemnify and save the District harmless from any and all loss and damage arising from the interruption of service, injury to persons (including death), or damage to property on the premises of Siouxland Ethanol or under the Siouxland Ethanol’s control, unless such loss, damage, or injury is natural, probable and reasonably foreseen consequences of the negligence, and such negligence is the sole and proximate cause thereof.
1.06	Siouxland Ethanol shall not use the electric power and energy furnished as an auxiliary or supplement to any source of power and shall not resell the electric power and energy purchased hereunder.
ARTICLE II
DEFINITION OF TERMS
2.01	The term “District Point of Receipt” shall mean on the District’s system where power and energy is received by the District for the account of Siouxland Ethanol.

2.02	The term “District Point of Delivery” shall mean the point where facilities of the District and Siouxland Ethanol are interconnected and at which point the District delivers said power and energy to Siouxland Ethanol.

2.03	The term “Point of Measurement” shall mean the point where power and energy are metered by the District for the purposes of billing to Siouxland Ethanol.

2.04	The term “Billing Period” shall mean the period between two successive meter readings taken for the purpose of billing, which readings shall be taken as near as practicable to the first day of each calendar month.

2.05	The term “Energy” shall mean the electric energy expressed in kilowatthours (kWh) associated with the meter readings taken for a given billing period.

2.06	The term “Demand” shall mean the number of kilowatts (kW) which is equal to the number of kilowatthours (kWh) delivered during any clock hour, or such time period as is utilized for determining capacity purchased by the District from Nebraska Electric Generation and Transmission Cooperative Inc. (hereinafter referred to as “NEG&T”)

2.07	The term “Subtransmission Facilities” shall mean the District’s line, transformation, and associated facilities needed to transmit said power and energy to Siouxland Ethanol from the District’s Point of Receipt to the District’s Point of Delivery.
ARTICLE III
QUANTITY AND COMPUTATION OF POWER AND ENERGY
3.01	The District agrees to sell and Siouxland Ethanol agrees to purchase power and energy which Siouxland Ethanol may require for its own use, and said purchases shall be transacted in accordance with applicable District Rate Schedules/Such Rate Schedules, which may include monthly minimum billing amounts, and are approved by the District’s Board of Directors, shall become part of this Agreement. To the extent the District is obligated to pay the Production Demand charges to NEG&T as a result of Siouxland Ethanol’s load, said charges will continue beyond the term of this Contract to the extent outlined in Paragraph 15.02 of this Agreement.

3.02	The rates offered to Siouxland Ethanol by the District, and specified in the appropriate District rate schedules, are based upon the current rates and charges, including ratchet computations, now being paid by the District to NEG&T, and the District reserves the right to modify or adjust said rates to Siouxland

Ethanol if at any time said rate and charges, including the Production Cost Adjustment (PCA), are modified by NEG&T.

3.03	Exhibits shall be provided for said power and energy purchases by Siouxland Ethanol showing characteristics of service, District Point of Receipt, District Point of Delivery, delivery voltage, period of service, metering, loss factors, and the facilities and equipment to be installed by each party, minimum monthly billing amounts, and special conditions (if any) applicable to said purchases.

3.04	At any time the District incurs High-Voltage Transmission Demand Charges from NEG&T, Siouxland Ethanol’s proportionate share of the charges will be calculated and billed at the rate specified in the current District Rate Schedules. To the extent the District is obligated to pay High-Voltage Transmission Demand charges to NEG&T as a result of Siouxland Ethanol’s load, said charges will continue beyond the term of this Agreement to the extent outlined in Paragraph 15.02 of this Agreement.

3.05	For the use of the subtransmission facilities of the District, Siouxland Ethanol agrees to pay to the District, an amount equal to the charges calculated and billed at the rate specified in the current District Rate Schedules.

3.06	It is recognized that there is a definite loss in the transmission and transformation of power in kilowatts (kW) and energy in kilowatthours (kWh). Said losses shall be determined by applying the loss factors as specified in the current District Rate Schedules to the power and energy purchases, high-voltage transmission and transformation charges, and subtransmission facilities charges incurred by Siouxland Ethanol from the District. Such loss factors may be changed from time to time pursuant to the calculation of said factors by NEG&T.

3.07	To prevent subsidization by the current customers of the District, Siouxland Ethanol agrees to reimburse the District for facilities that are exclusive to this request for service by executing the appropriate Exhibit for such charges as provided for in Paragraphs 3.03 and 3.04 of this Agreement. Said reimbursement may include amounts as specified in Article
VI of this agreement.
ARTICLE IV
BILLING
4.01	The initial billing period shall begin with the date the Siouxland Ethanol 69/12.5/7.2 kV substation is energized.
4.02	The District will render bills monthly for service herein and under the District’s board of directors approved Large Power Service rate schedule — “LP-2”. Said bills shall be paid at the District’s office at 303 Logan, PO Box 350, Wayne, Nebraska 68787 and said payments shall be due and payable within ten (10) days from the statement date. Any late payments shall accrue interest at the rate of 18% per annum. Failure to receive a bill mailed to Siouxland Ethanol shall not relive Siouxland Ethanol from liability of payment. The District may at any time after a bill is past due and after having given seven (7) days advance notice in writing, discontinue service until all past due bills, with interest and late payment charges thereon, if any, are paid. Remittances received by mail after the due date will be accepted by the District provided the same are mailed on or before the due date as evidenced by the postmark. Discontinuance of service as herein provided shall not relieve Siouxland Ethanol of liability from the payment of service that has been actually rendered prior thereto.
4.03	All bills shall show the amounts of power and energy sold by the District to Siouxland Ethanol, high-voltage transmission and transformation charges, and subtransmission facilities charges during the specified billing period and shall clearly set forth the computations and other factors essential to the calculation of the amount due in accordance with applicable rates and charges.

ARTICLE V
SECURITY DEPOSIT
5.01	Siouxland Ethanol shall provide a security deposit to protect the District from failure of Siouxland Ethanol to pay its energy bill under Article IV in a timely manner. The security deposit, pursuant to this article, shall remain with the District and shall not be accessible, or reachable by Siouxland Ethanol or its’ creditors. For purposes of this agreement, this security deposit shall be deemed a prepayment for any default in paying the energy bill described in Article IV, unless otherwise agreed by the parties.
5.02	The amount of the Security Deposit held by the district will equal 1.5 month’s average monthly bill. This amount will be reviewed and adjusted annually. The District may request and shall receive additional funding for the security deposit in the event that monthly billings would exceed 110% of the security deposit over any period of six (6) months. The security deposit can also be adjusted downward if billings go below 85% of the security deposit for 6 consecutive months, but in no event shall the security deposit be lower than that established in the first ten (10) months of operation.
5.03	The District shall hold the security deposit in an interest bearing account. The interest shall be paid into the security deposit and may be used to determine proper funding levels. Any and all tax liabilities resulting from interest on the security deposit shall be the responsibility of Siouxland Ethanol. The District shall provide all necessary and appropriate documentation of accrued interest.
5.04	Upon expiration or termination of this agreement, the District shall have sixty (60) days to submit a final bill. Siouxland Ethanol shall have the option of paying the final bill from the security deposit or other funds. In the event the security deposit is not sufficient to pay any energy bill, final or otherwise, Siouxland Ethanol agrees to pay the remaining balance from any other available source. Siouxland Ethanol shall have ten (10) days to pay such final bill after delivery to Siouxland Ethanol. Interest shall accrue after ten (10) days at the rate set in Article IV, Section 4.02.
ARTICLE VI
ELECTRIC PLANT FACILITIES
6.01	The District shall be the owner of the electric distribution substation facilities used to supply energy and power to Siouxland Ethanol loads and Siouxland Ethanol agrees to pay a Contribution in Aid of Construction in an equivalent amount to the district’s capital investment in said facilities to include debt service expense of such capital expenditure. Such repayment is estimated at $718,769.82.
ARTICLE VII
OWNERSHIP OF FACILITIES
7.01	The substation and all components therein shall remain property of the District. Siouxland Ethanol shall own all distribution equipment and facilities outside the fences of the substation. As part of this agreement, Siouxland Ethanol grants a permanent lease at no cost for the land upon which the substation is sited.
7.02	Each party shall identify all moveable equipment, and to the extent agreed upon by the operators of the parties, all other salvageable facilities which are installed by such party on the property of the other, by affixing thereto suitable markers.
7.03	The operation, maintenance and replacement of all equipment, or to cause such activities, shall be the sole responsibility of the party in which ownership of the affected facilities resides.
ARTICLE VIII
CONTINUITY OF SERVICE
8.01	The District does not guarantee uninterrupted service but shall exercise reasonable diligence and care in operating its system so as to furnish Siouxland Ethanol, as nearly as practicable, a continuous supply of electric power and energy. If the District shall be prevented from delivering the electric power and energy herein contracted for because of any break or accident to plant, transmission lines or other equipment and where such failure, interruption, break, or accident is cause by an Act of God, fire, strike, riot, flood, lightning, storm, civil disturbance, war, terrorism, action of public authority, litigation, breakdown, or any act or thing beyond the reasonable control of the District, such action shall not constitute a breach of this Agreement, and neither party shall be liable to the other for any damage or loss of which may occasioned by said conditions. Where service to loads of Siouxland Ethanol and District have been interrupted or curtailed due to failure, break, interruption, overload of transmission facilities, or shortage of capacity in the power supply of the District beyond the District’s reasonable control, Siouxland Ethanol and District agree to institute a system of scheduling, limiting or curtailing so as to give prime consideration to the general welfare of the area served by the District.
8.02	The District shall not be liable for personal injuries (including death), property damage, or loss resulting from reversals of the supply of electric service, and
8.03	When it becomes necessary to make repairs to, or changes in, the District’s system, the District without incurring any liability therefrom, may suspend, upon reasonable notice from the District to Siouxland Ethanol, the delivery of electric service for such periods as may be reasonably necessary. However, the District will make reasonable effort to make such repairs, changes without interrupting Siouxland Ethanol’s service. Advanced notice should be provided to the District of time periods in which the plant is down for extended maintenance.
ARTICLE IX
METERING
9.01	Metering equipment, including equipment deemed necessary by the District for monitoring of the District’s load, will be furnished and maintained by the District. Siouxland Ethanol may, at their own expense, install a data link to the metering for
9.02	The District, at its own expense, shall make tests and inspections to insure that the metering equipment is maintained in good order and within reasonable limits of accuracy. The District shall make tests or inspections of the metering equipment upon Siouxland Ethanol’s request only after every other possibility for Siouxland Ethanol concern(s) has been eliminated.
9.03	Where tests reveal that the District’s metering equipment over-registers more than two percent (2%) under normal operating conditions, the District shall bear the cost of making such tests and shall adjust only the bill rendered previous to such test. Where requested tests reveal that the District’s metering equipment does not over-register more than two percent (2%), the District shall bear the cost of the first such test made within twelve (12) consecutive months. Siouxland Ethanol shall bear the cost of the second and succeeding tests made within this period that are requested by Siouxland Ethanol.
ARTICLE X
REACTIVE POWER
10.01	Each party grants to the other party the right to install, test, maintain, inspect, replace and repair equipment of facilities, if any, placed on the property of the other party under the provisions of this Agreement during the term thereof, and also grants to the other party the right to remove such equipment and facilities at the expiration of the term thereof.
10.02	In accordance with the aforementioned intent, the parties hereto agree that the power factor at the Point of Delivery shall not be less than that specified in the adjustment clause of the current District Rate Schedules. In the event a determination is made that the resultant power factor at the District’s Point of Delivery is less that that specified, the resulting difference will be billed at the current demand charge paid by the District to NEG&T.
ARTICLE XI
PERMITS
11.01	Siouxland Ethanol grants to the District the right to install, test, maintain, inspect, replace and repair equipment or facilities, if any, placed on the property of Siouxland Ethanol under the provisions of this Agreement during the term thereof, and also grants to the District the right to remove such equipment and facilities at the expiration of the term thereof.

11.02	Siouxland Ethanol also grants to the District the right of ingress to, and egress from, the location of said equipment and facilities and also grants the right at reasonable times to read and inspect all meters which are installed on the property of Siouxland Ethanol.
ARTICLE XII
TAX CLAUSE
12.01	All purchases by Siouxland Ethanol from the District under this Agreement are subject to all applicable State and local sales taxes.
12.02	The rates applicable to this Agreement are based upon the consideration of taxes, license fees, franchises and statutory payments as of the date of this Agreement and the rates will be subject to adjustment as the result of the imposition of any new tax, license, franchise or statutory requirement by any lawful authority on property, revenues, etc., of the District. The adjustment shall be only that necessary to protect the District because of the imposition of said tax, license, franchise or statutory requirement.
ARTICLE XIII
WAVIER OF DEFAULT
13.01	Any waiver at any time by any party to this Agreement of its rights with respect to any default by any other party thereto, or with respect to any other matter arising in connection with such Agreement, shall not be considered a waiver with respect to any subsequent default of matter.
ARTICLE XIV
ASSIGNMENT OF AGREEMENT
14.01	The Agreement may not be assigned by any of the parties hereto, unless and until all parties to his Agreement shall agree, in writing, to said assignment. Any agreed upon assignment shall be binding upon and inure to the benefit of the successors, legal representatives or assigns, of the respective parties hereto.
ARTICLE XV
TERM OF SERVICE
14.01	The Agreement shall become binding upon the parties as of the above date, and shall continue in full force and effect perpetually thereafter unless and until terminated by either of the parties hereto by one hundred and twenty (120) days prior written notice to the other party except under Article IV, Section 4.02.
14.02	Termination of this Agreement as outlined in Paragraph 14.01 shall not relieve Siouxland Ethanol of any financial obligations imposed on the District as a result of electric power and energy purchases made by Siouxland Ethanol prior to the termination date of this Agreement.

IN WITNESS THEREOF, the parties hereto have caused the Agreement be executed and attested by their authorized officers, or agents, and their seals affixed hereto.

ATTEST:	NORTHEAST NEBRASKA PUBLIC POWER DISTRICT

/s/ Mark C. Shute	By	/s/ Donald R. Larsen

Title President
Date January 25, 2007

ATTEST:	SIOUXLAND ETHANOL, LLC
As Operator of Siouxland Ethanol Ethanol Processing

	By	/s/ Tom Lynch

Title President
Date 2-2-7